Exhibit 10.3

Execution Version

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

SHARE PURCHASE AGREEMENT

By and Between

MODERNATX, INC.

AND

GENERATION BIO CO.

Dated as of March 23, 2023

i

	5.8	Acquiring Person	13
	5.9	Restricted Securities	14
	5.10	Legend	14
	5.11	Financial Assurances	14
	5.12	Brokers’ or Finders’ Fees	14

6.	Investor’s Conditions to Closing		14

	6.1	Representations and Warranties	14
	6.2	Covenants	14
	6.3	Closing Certificate	14
	6.4	Secretary’s Certificate	14
	6.5	Legal Opinion	14
	6.6	Collaboration Agreement	14

7.	Company’s Conditions to Closing		15

	7.1	Representations and Warranties	15
	7.2	Covenants	15
	7.3	Closing Certificate	15
	7.4	Collaboration Agreement	15

8.	Mutual Conditions to Closing		15

	8.1	Qualifications	15
	8.2	Absence of Litigation	15
	8.3	No Prohibition; Market Listing	15

9.	Right to Participate		16

	9.1	Right to Participate	16
	9.2	Limitations	16
	9.3	ATM Purchase Right	17
	9.4	General Terms	18

10.	Additional Covenants and Agreements		18

	10.1	Market Listing	18
	10.2	Legend Removal	18
	10.3	Book Entry Statement	18
	10.4	Integration	18
	10.5	Standstill	19

11.	Registration Rights		20

	11.1	Demand Registration	21
	11.2	Registration Expenses	24
	11.3	Registration Procedures	24
	11.4	Holders’ Obligations	27
	11.5	Blackout Provisions	27
	11.6	Indemnification	28

ii

	11.7	Limitations on Subsequent Registration Rights	29
	11.8	Assignment of Registration Rights	30
	11.9	Term and Termination	30

12.	Miscellaneous		30

	12.1	Governing Law; Submission to Jurisdiction	30
	12.2	Waiver	30
	12.3	Notices	30
	12.4	Entire Agreement	31
	12.5	Amendments	31
	12.6	Headings; Nouns and Pronouns; Section References	31
	12.7	Severability	31
	12.8	Assignment	31
	12.9	Successors and Assigns	31
	12.10	Counterparts	31
	12.11	Third Party Beneficiaries	31
	12.12	No Strict Construction	31
	12.13	Survival of Warranties	32
	12.14	Remedies	32
	12.15	Expenses	32

Exhibit A – Notices

iii

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of March 23, 2023, by and between ModernaTX, Inc. (the “Investor”), a Delaware corporation, and Generation Bio Co. (the “Company”), a Delaware corporation.

WHEREAS, pursuant to the terms and subject to the conditions set forth in this Agreement, the Company desires to issue and sell to the Investor, and the Investor desires to subscribe for and purchase from the Company, certain shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”); and

WHEREAS, in partial consideration for the Investor’s willingness to enter into this Agreement, the Company and the Investor are entering into the Collaboration Agreement (as defined below) as of the date hereof.

NOW, THEREFORE, in consideration of the following mutual promises and obligations, and for good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Investor and the Company agree as follows:

1.Definitions.

1.1Defined Terms. When used in this Agreement, the following terms shall have the respective meanings specified therefor below:

“Affiliate” shall mean, with respect to any Person, another Person which controls, is controlled by or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to “control” another Person if any of the following conditions is met: (i) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors or otherwise having the power to control or direct the affairs of such Person; and (ii) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interest or the power to direct the management and policies of such non-corporate entities. For the purposes of this Agreement, in no event shall the Investor or any of its Affiliates be deemed Affiliates of the Company or any of its Affiliates, nor shall the Company or any of its Affiliates be deemed Affiliates of the Investor or any of its Affiliates.

“Agreement” shall have the meaning set forth in the Preamble, including all Exhibits attached hereto.

“Business Day” shall mean a day on which commercial banking institutions in New York, New York are open for business.

“Board” shall mean the Board of Directors of the Company.

“Change of Control” with respect to the Company: (a) the acquisition by a Third Party, whether in one transaction or a series of related transactions, of direct or indirect beneficial ownership of more than fifty percent (50%) of the outstanding voting equity securities of the Company; (b) a merger or consolidation involving the Company, as a result of which a Third Party acquires direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (c) a sale of all or substantially all of the assets of the Company in one transaction or a series of related transactions to a Third Party.

“Collaboration Agreement” shall mean the Collaboration and License Agreement between the Company and the Investor, dated as of the date hereof.

“Common Stock Equivalents” shall mean any options, warrants or other securities or rights convertible into or exercisable or exchangeable for, whether directly or following conversion into or exercise or exchange for other options, warrants or other securities or rights, shares of Common Stock.

“Effect” shall have the meaning set forth in the definition of “Material Adverse Effect.”

“Filing Date” shall mean forty-five (45) days after receipt by the Company of a Demand Request for a Registration Statement to be filed on Form S-3 (or any applicable successor form).

“FINRA” shall mean the Financial Industry Regulatory Authority.

“Governmental Authority” shall mean any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or country or any supranational organization of which any such country is a member.

“Intellectual Property” shall mean any and all of the following, as they exist throughout the world: (a) any national, regional, or international (i) issued patent or pending patent application (including any provisional patent application), (ii)  patent application filed either from any of the foregoing or from an application claiming priority to any of the foregoing, including any provisional application, converted provisional, substitution, continuation, continuation-in-part, division, renewal, or continued prosecution application, and any patent granted thereon, (iii) patent-of-addition, revalidation, reissue, reexamination, or extension or restoration (including any supplementary protection certificate or the like) by any existing or future extension or restoration mechanism, including any patent term adjustment, patent term extension, supplementary protection certificate, or any equivalent thereof, (iv) inventor’s certificate, utility model, petty patent, innovation patent, or design patent, (v) any other form of government-issued rights comparable in scope to any of the foregoing, including any so-called pipeline protection or any importation, revalidation, confirmation, or introduction patent or registration patent or patent of addition to any of such foregoing, or (vi) United States or foreign counterpart of any of the foregoing; (b) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing; (c) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above; (d) rights in inventions (whether or not patentable), invention disclosures, processes, methods, algorithms and formulae, know-how, trade secrets, technology, information, knowledge, practices, formulas, instructions, skills, techniques, scientific and technical data, designs, drawings, computer programs, apparatus, research tools, results of experiments and clinical and pre-clinical tests, test data, including pharmacological, toxicological and clinical data, cell lines, information regarding specially bred animals, therapeutic agents, analytical and quality control data, manufacturing data and descriptions, market data, devices, assays, chemical formulations, notes of experiments, specifications, delivery systems, compositions of matter, physical, chemical and biological materials and compounds, whether in intangible, tangible, written, electronic or other form; (e) any and all other intellectual property rights and/or proprietary rights recognized by Law, including rights of publicity, privacy, moral rights and rights of attribution; and (f) tangible embodiments or subject matter of any of the foregoing.

“Intellectual Property License” shall mean any license, permit, authorization, approval, contract or consent granted, issued by, to or with any Person relating to the use of Intellectual Property.

“Law” or “Laws” shall mean all laws, statutes, rules, regulations, orders, judgments, injunctions and/or ordinances of any Governmental Authority.

“Material Adverse Effect” shall mean any change, event or occurrence (each, an “Effect”) that, individually or when taken together with all other Effects, has (i) a material adverse effect on the business, financial condition, assets, results of operations or prospects of the Company and its subsidiaries, taken as a whole, or (ii) a material adverse effect on the Company’s ability to perform its obligations, or consummate the Transaction, in accordance with the terms of this Agreement, except in the case of (i) or (ii) to the extent that any such Effect results from or arises out of: (A) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates, (B) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles in the United States or interpretations thereof, (C) the announcement, pendency or performance of this Agreement or the Collaboration Agreement or the identity of the Investor, (D) any change in the trading prices or trading volume of the Common Stock  or any failure to meet internal projections or forecasts or published revenue or earnings projections of industry analysts (provided that the underlying events giving risk to any such change shall not be excluded), (E) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (F) earthquakes, hurricanes, floods or other natural disasters, (G) any action taken by the Company contemplated by this Agreement or the Collaboration Agreement, or with the Investor’s written consent, (H) any breach, violation or non-performance by the Investor or any of its Affiliates under the Collaboration Agreement, or (I) shareholder litigation arising out of or in connection with the execution, delivery or performance of the Transaction Agreements or the Collaboration Agreement; provided, that, with respect to clauses (A), (B), (E) and (F), such Effect does not have a materially disproportionate and adverse effect on the Company relative to other companies in the biotechnology or biopharmaceutical industries.

“Organizational Documents” shall mean (i) the Amended and Restated Certificate of Incorporation of the Company, dated as of June 16, 2020, as may be amended and/or restated from time to time and (ii) the Amended and Restated By-laws of the Company, dated as of June 16, 2020, as may be amended and/or restated from time to time.

“Permitted Transferee” shall mean (i) a controlled Affiliate of the Investor that is wholly owned, directly or indirectly, by the Investor, or (ii) a controlling Affiliate of the Investor (or any controlled Affiliate of such controlling Affiliate) that wholly owns, directly or indirectly, the Investor; it being understood that for purposes of this definition “wholly owned” shall mean an Affiliate in which the Investor owns, directly or indirectly, at least ninety-nine percent (99%) of the outstanding capital stock of such Affiliate.

“Person” shall mean any individual, partnership, limited liability company, firm, corporation, trust, unincorporated organization, government or any department or agency thereof or other entity, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act (a “13D Group”).

“Prospectus” shall mean the prospectus forming a part of any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all amendments (including post-effective amendments) and including all material incorporated by reference or explicitly deemed to be incorporated by reference in such prospectus.

“registers,” “registered,” and “registration” refer to a registration effected by preparing and filing a Registration Statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such Registration Statement or document by the SEC.

“Registrable Securities” shall mean (i) the Shares and any shares of Common Stock purchased pursuant to the Investor’s rights in Section 9, in each case together with any Common Stock issued in respect thereof as a result of any share split, share dividend, share exchange, merger, consolidation or similar recapitalization and (ii) any Common Stock issued as (or issuable upon the exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange or in replacement of, the Common Stock described in clause (i) of this definition, excluding in all cases, however, (A) any Registrable Securities if and after they have been transferred to a Permitted Transferee in a transaction in connection with which registration rights granted hereunder are not assigned or (B) any Registrable Securities sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction. Registrable Securities shall cease to be Registrable Securities upon the earliest to occur of the following events: (i) such Registrable Securities have been sold by the Investor pursuant to Rule 144 (or other similar rule); (ii) such Registrable Securities have been sold pursuant to an effective Registration Statement; or (iii) ten (10) years after the date of this Agreement.  For purposes of this definition, in order to determine whether the Investor is an “affiliate” (as such term is defined and used in Rule 144, including for determining whether volume or manner of sale limitations of Rule 144 apply) the parties will assume that all Common Stock Equivalents have been converted into Common Stock.

“Registration Statement” shall mean any registration statement of the Company under the Securities Act that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the related Prospectus, all amendments and supplements to such registration statement (including post-effective amendments), and all exhibits and all materials incorporated by reference or explicitly deemed to be incorporated by reference in such Registration Statement.

“Standstill Term” shall mean the period from the date of this Agreement until the date that is eighteen (18) months after the Closing Date.

“Third Party” shall mean any Person (other than a Governmental Authority) other than the Investor, the Company or any Affiliate of the Investor or the Company.

“Transaction” shall mean the issuance and sale of the Shares by the Company, and the purchase of the Shares by the Investor, in accordance with the terms hereof.

“Transaction Agreements” shall mean this Agreement and the Collaboration Agreement.

“WKSI” shall mean a well-known seasoned issuer (within the meaning of Rule 405 under the Securities Act).

1.2Additional Defined Terms. In addition to the terms defined in Section 1.1, the following terms shall have the respective meanings assigned thereto in the sections indicated below:

Defined Term	Section
Aggregate Purchase Price	Section 2
Alternative Transaction	Section 10.5
Applicable Offering	Section 9.1
ATM	Section 9.2(a)
ATM Notice	Section
ATM Purchase Right	Section 9.3
ATM Sale Right	Section 9.3
automatic shelf registration statement	Section 11.3(n)
Average Sale Price	Section 9.3
Closing	Section 3.1
Closing Date	Section 3.1
Common Stock	Recitals
Company	Preamble
Company SEC Documents	Section 4.11(a)
Controlling Person	Section 11.6
Damages	Section 11.6
Demand Registration	Section 11.1(a)
Demand Request	Section 11.1(a)
Exchange Act	Section 4.11(a)
Expected Pricing Date	Section 9.1
Holder	Section 11.1(a)
Holders’ Counsel	Section 11.2
Indemnified Party	Section 11.6(c)
Indemnifying Party	Section 11.6(c)

Defined Term	Section
Interference	Section 11.1(d)
Investor	Preamble
Investor Participation Right	Section 9.1
Modified Clause	Section 12.7
Money Laundering Laws	Section 4.21
New Securities	Section 9.1
Offer Notice	Section 9.1
Permits	Section 4.10
Prior Holders	Section 11.1(c)
Reference Period	Section 9.3
Registration Expenses	Section 11.2
Rule 144	Section 5.9
Sanctions	Section 4.20
SEC	Section 4.7
Securities Act	Section 4.11(a)
Shares	Section 2
Standstill Parties	Section 10.5
Suspension Notice	Section 11.5
Underwriter’s Maximum Number	Section 11.1(c)
Underwritten Offering	Section 11.1(a)

2.Purchase and Sale of Common Stock. Subject to the terms and conditions of this Agreement, upon receipt of payment by the Investor in accordance with Section 3.2(b) hereof, the Company shall issue and sell to the Investor, free and clear of all liens, other than any liens arising as a result of any action by the Investor, and the Investor shall purchase from the Company, 5,859,375 shares of Common Stock (the “Shares”) for $36,000,000 in aggregate (the “Aggregate Purchase Price”).

3.Closing Date; Deliveries.

3.1Closing Date. Subject to the satisfaction or waiver of all the conditions to the Closing set forth in Sections 6, 7 and 8 hereof, the closing of the purchase and sale of the Shares hereunder (the “Closing”) shall be held remotely on the date hereof (the “Closing Date)”.

3.2Deliveries.

(a)Deliveries by the Company. Upon receipt of payment by the Investor in accordance with Section 3.2(b) hereof, the Company shall instruct its transfer agent to register the Shares in book-entry in the name of the Investor.

(b)Deliveries by the Investor. Within [**] following the Closing, the Investor shall deliver to the Company the Aggregate Purchase Price by wire transfer of immediately available United States funds to an account designated by the Company. The Company shall notify the Investor in writing of the wiring instructions for such account not less than [**] before the Closing Date.

4.Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor as of the date hereof (except for the representations and warranties that speak as of a specific date, which shall be made as of such date) that:

4.1Organization, Good Standing and Qualification.

(a)The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and corporate authority to own, lease and operate its properties and assets, to carry on its business as now conducted, and as proposed to be conducted as described in the Company SEC Documents, to enter into this Agreement, to issue and sell the Shares, and to perform its obligations under and to carry out the other transactions contemplated by this Agreement.

(b)The Company is qualified to transact business and is in good standing in each jurisdiction in which the character of the properties owned, leased or operated by the Company or the nature of the business conducted by the Company makes such qualification necessary, except where the failure to be so qualified would not have or be reasonably likely to have a Material Adverse Effect.

4.2Capitalization and Voting Rights.

(a)The authorized capital of the Company as of the date hereof consists of: (i) 150,000,000 shares of Common Stock of which, as of February 17, 2023, 59,665,758 shares were issued and outstanding and (ii) 5,000,000 shares of undesignated preferred stock, par value $0.0001 per share, none of which are issued and outstanding as of the date of this Agreement.  All of the issued and outstanding shares of Common Stock (i) have been duly authorized and validly issued, (ii) are fully paid and non-assessable and (iii) were issued in compliance with all applicable federal and state securities Laws and not in violation of any preemptive rights.

(b)All of the authorized shares of Common Stock are entitled to one (1) vote per share.

(c)Except as set forth in the Company SEC Documents, as of the date hereof, there are not: (i) any outstanding equity securities, options, warrants, rights (including conversion or preemptive rights) or other agreements pursuant to which the Company is or may become obligated to issue, sell or repurchase any shares of its capital stock or any other securities of the Company or (ii) any restrictions on the transfer of capital stock of the Company imposed by the Company other than pursuant to state and federal securities Laws.

(d)The Company is not a party to or subject to any agreement or understanding relating to the voting of shares of capital stock of the Company or the giving of written consents by a stockholder or director of the Company.

4.3Subsidiaries. The Company has disclosed all of its subsidiaries required to be disclosed pursuant to Item 601(b)(21) of Regulation S-K in an exhibit to its Annual Report on Form 10-K.  The Company’s subsidiary has been duly organized and is validly existing as a corporation in good standing under the Laws of the Commonwealth of Massachusetts and has the power and authority to own and lease its properties and to conduct its businesses as presently conducted.  All of the issued and outstanding capital stock or other equity or ownership interests of the Company’s subsidiary has been duly authorized and validly issued, is fully paid and nonassessable and is owned by the Company, free and clear of any security interest, mortgage, pledge, lien, encumbrance or adverse claim.  The Company does not own or control, directly or indirectly, any corporation, association or other entity other than the subsidiary listed in Company SEC Documents, other than (a) subsidiaries that either were not required to be disclosed pursuant to Item 601(b)(21) of Regulation S-K as of the filing of the Company’s most recent Annual Report on Form 10-K or (b) subsidiaries that were incorporated or organized after the filing of the Company’s most recent Annual Report on Form 10-K.

4.4Authorization.

(a)All requisite corporate action on the part of the Company, its directors and stockholders required by applicable Law for the authorization, execution and delivery by the Company of this Agreement and the performance of all obligations of the Company hereunder, including the authorization, issuance and delivery of the Shares, has been taken.

(b)This Agreement has been duly executed and delivered by the Company, and upon the due execution and delivery of this Agreement by the Investor, this Agreement will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with its respective terms (except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to or affecting enforcement of creditors’ rights and (ii) rules of Law governing specific performance, injunctive relief or other equitable remedies and limitations of public policy).

(c)No stop order or suspension of trading of the Common Stock has been imposed by The Nasdaq Stock Market LLC, the SEC or any other Governmental Authority and remains in effect.

4.5No Defaults. The Company is not in default under or in violation of (a) the Organizational Documents, (b) any provision of applicable Law or any ruling, writ, injunction, order, Permit, judgment or decree of any Governmental Authority having jurisdiction over the Company or (c) other than as described in the Company SEC Documents, any agreement, arrangement or instrument, whether written or oral, by which the Company or any of the Company’s assets are bound, except, in the case of subsections (b) and (c), as would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect. To the knowledge of the Company, there exists no condition, event or act which after notice, lapse of time, or both, would constitute a default or violation by the Company under any of the foregoing, except, in the case of subsections (b) and (c), as would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect.

4.6No Conflicts. The execution, delivery and performance of the Transaction Agreements, and compliance with the provisions hereof and thereof by the Company do not and shall not: (a) conflict with or violate any provision of applicable Law or any ruling, writ, injunction, order, permit, judgment or decree of any Governmental Authority having jurisdiction over the Company, (b) constitute a breach of, or default under (or an event which, with notice or lapse of time or both, would become a default under) or conflict with, or give rise to any right of termination, cancellation or acceleration of, any agreement, arrangement or instrument, whether written or oral, by which the Company or any of the assets of the Company are bound, (c) result in any encumbrance upon any of the Shares, other than restrictions on resale pursuant to securities Laws, or (d) violate or conflict with any of the provisions of the Company’s Organizational Documents , except, in the case of subsections (a) and (b), as would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect.

4.7No Governmental Authority or Third-Party Consents. Assuming the accuracy of the representations and warranties set forth in Section 5, no consent, approval, authorization, qualification, designation, declaration or other order of, or filing with, or notice to, any Governmental Authority or other Third Party is required to be obtained or made by the Company in connection with the authorization, execution and delivery by the Company of this Agreement, or with the authorization, issue and sale by the Company of the Shares, except (i)  such filings as may be required to be made with the Securities and Exchange Commission (the “SEC”) and with any state blue sky or securities regulatory authority, which filings shall be made in a timely manner in accordance with all applicable Laws and (ii) with respect to the Shares, the filing with The Nasdaq Stock Market of a Nasdaq Shares Outstanding Change Form.

4.8Valid Issuance of Shares. When issued, sold and delivered at the Closing in accordance with the terms hereof for the Aggregate Purchase Price, the Shares shall be duly authorized, validly issued, fully paid and nonassessable, free from any liens, encumbrances or restrictions on transfer, including preemptive rights, rights of first refusal or other similar rights, other than as arising as a result of any action by the Investor or under federal or state securities Laws.

4.9Litigation. There is no action, suit, proceeding or investigation pending (of which the Company has received notice or otherwise has knowledge) or, to the Company’s knowledge, threatened, against the Company or which the Company intends to initiate which would, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect.

4.10Licenses and Other Rights; Compliance with Laws. The Company and its subsidiary have all franchises, permits, licenses and other rights and privileges (“Permits”) necessary to permit them to own their properties and to conduct their business as presently conducted and as described in the Company SEC Documents and are in compliance thereunder, except where the failure to be in compliance does not and would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect.  To the Company’s knowledge, neither the Company nor its subsidiaries have taken any action that would interfere with the Company’s or its subsidiaries’ ability to renew all such Permit(s), except where the failure to renew such Permit(s) would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect.  The Company and its subsidiaries are and have been in compliance with all Laws applicable to their business, properties and assets, and to the products and services sold by them, except where the failure to be in compliance does not and would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect.

4.11Company SEC Documents; Financial Statements; Nasdaq Stock Market.

(a)Since January 1, 2021, the Company has timely filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein), and any required amendments to any of the foregoing, with the SEC (the “Company SEC Documents”). As of their respective filing dates, each of the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and no Company SEC Documents when filed, declared effective or mailed, as applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)The financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022 comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended. There are no material unconsolidated subsidiaries of the Company or any material off-balance sheet arrangements of any type (including any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act) that have not been so described in the Company SEC Documents filed prior to the date hereof nor any obligations to enter into any such arrangements.

(c)As of the date of this Agreement, the Common Stock is listed on The Nasdaq Global Select Market, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from The Nasdaq Global Select Market. As of the date of this Agreement, the Company has not received any notification that, and has no knowledge that, the SEC or The Nasdaq Stock Market LLC is contemplating terminating such listing or registration.  As of the date of this Agreement, other than as has been disclosed to the Investor, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff.

4.12Intellectual Property.

(a)The Intellectual Property that is owned or purportedly owned by the Company is owned free from any liens or restrictions, and all of the Company’s material Intellectual Property Licenses are in full force and effect in accordance with their terms, are free of any liens or restrictions, and neither the Company nor to the Company’s knowledge any other party thereto, is in material breach of any such material Intellectual Property License, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder or would result in the termination thereof or would cause or permit the acceleration or other change of any right or obligation of the Company thereunder or the loss of any benefit thereunder by the Company except for such failures to be in full force and effect, such liens or restrictions, and such material breaches that would not reasonably be expected to have a Material Adverse Effect.   There is no legal claim or demand of any Person pertaining to, or any proceeding which is pending (of which the Company has received notice or otherwise has knowledge) or, to the knowledge of the Company, threatened, (i) challenging the right of the Company in respect of any Intellectual Property owned or purportedly owned, in-licensed, or used by the Company, or (ii) that claims that any default exists under any Intellectual Property License, except, in the case of (i) and (ii) above, where any such claim, demand or proceeding would not, individually or in the aggregate,  have or reasonably be likely to have a Material Adverse Effect.

(b)Except as set forth in the Company SEC Documents: (i) to the Company’s knowledge after reasonable inquiry, the Company or one of its subsidiaries owns, free and clear of any lien or encumbrance, or has a valid license to, or has an enforceable right to use, as it is used or held for use, all Intellectual Property necessary for the conduct of the Company's business; and (ii) the Company and its subsidiaries have taken reasonable measures to protect such Intellectual Property, consistent with prudent commercial practices in the biotechnology industry, except where failure to take such measures would not have or reasonably be expected to have a Material Adverse Effect.

4.13Absence of Certain Changes. Since December 31, 2022, there has not occurred any event that would, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect.

4.14Offering. Subject to the accuracy of the Investor’s representations set forth in Sections 5.5, 5.6, 5.7, 5.9 and 5.10, the offer, sale and issuance of the Shares to be issued in conformity with the terms of this Agreement constitute a transaction which is exempt from the registration requirements of the Securities Act and from all applicable state registration or qualification requirements.  Neither the Company nor any Person acting on its behalf will take any action that would cause the loss of such exemption.

4.15No Integration. The Company has not, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the Shares sold pursuant to this Agreement in a manner that would require the registration of the Shares under the Securities Act.

4.16Brokers’ or Finders’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from the Company in connection with the transactions contemplated by the Transaction Agreements.

4.17Internal Controls; Disclosure Controls and Procedures. The Company is in compliance in all material respects with applicable requirements of the Sarbanes-Oxley Act of 2002 and all applicable rules and regulations promulgated by the SEC thereunder. The Company maintains internal control over financial reporting as defined in Rule 13a-15(f) under the Exchange Act. The Company has implemented the “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) required in order for the Principal Executive Officer and Principal Financial Officer of the Company to engage in the review and evaluation process mandated by the Exchange Act and is in compliance with such disclosure controls and procedures in all material respects. Each of the Principal Executive Officer and the Principal Financial Officer of the Company (or each former Principal Executive Officer of the Company and each former Principal Financial Officer of the Company, as applicable) has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC.

4.18Investment Company.  The Company is not, and upon giving effect to the transaction contemplated by this Agreement will not be, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

4.19Anti-Corruption and Anti-Bribery Laws. None of the Company, any of its subsidiaries, or, to the Company’s knowledge, any director, officer, agent, employee or other authorized person acting on behalf of the Company or any of its subsidiaries has taken any action, directly or indirectly, in violation by such persons of the Foreign Corrupt Practices Act of 1977, the Prevention of Corruption Acts 1899 to 2010 or the U.K. Bribery Act 2010, each as may be amended, or similar law of any other relevant jurisdiction, or the rules or regulations thereunder; and the Company has instituted and maintain policies and procedures designed to reasonably promote compliance therewith.

4.20Economic Sanctions. Neither the Company nor, to the Company’s knowledge, any director, officer, agent, employee, Affiliate or representative or other authorized Person acting on behalf of the Company is a Person currently the subject of any sanctions administered or enforced by the United States Government or elsewhere including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company located, organized or resident in a country or territory that is the subject of Sanctions.  Within the past five (5) years, to the Company’s knowledge, it has neither been the subject of any governmental investigation or inquiry regarding compliance with Sanctions nor has it been assessed any fine or penalty in regard to compliance with Sanctions.

4.21Money Laundering.  The operations of the Company are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970 and The Criminal Justice (Money Laundering and Terrorist Financing ) Act 2010, each as amended, and applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending.

4.22Tax Returns, Payments and Elections.  The Company has filed all tax returns and reports as required, and within the time prescribed, by law and has paid or made provision for the payment of all accrued and unpaid taxes to which the Company is subject and which are not currently due and payable, except where any failure would not, individually or in the aggregate, have or reasonably be likely to have a Material Adverse Effect.

5.Representations and Warranties of the Investor. The Investor hereby represents and warrants to the Company that:

5.1Organization; Good Standing. The Investor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Investor has or will have all requisite power and authority to enter into this Agreement, to purchase the Shares and to perform its obligations under and to carry out the other transactions contemplated by this Agreement.

5.2Authorization. All requisite action on the part of the Investor and its directors and stockholders, required by applicable Law for the authorization, execution and delivery by the Investor of this Agreement and the performance of all of its obligations hereunder, including the subscription for and purchase of the Shares, has been taken. This Agreement has been duly executed and delivered by the Investor and upon the due execution and delivery thereof by the Company, will constitute valid and legally binding obligations of the Investor, enforceable against the Investor in accordance with its respective term (except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to or affecting enforcement of creditors’ rights and (b) rules of Law governing specific performance, injunctive relief or other equitable remedies and limitations of public policy).

5.3No Conflicts. The execution, delivery and performance of the Transaction Agreements and compliance with the provisions hereof and thereof by the Investor do not and shall not: (a) violate any provision of applicable Law or any ruling, writ, injunction, order, permit, judgment or decree of any Governmental Authority, (b) constitute a breach of, or default under (or an event which, with notice or lapse of time or both, would become a default under) or conflict with, or give rise to any right of termination, cancellation or acceleration of, any agreement, arrangement or instrument, whether written or oral, by which the Investor or any of its assets, are bound, or (c) violate or conflict with any of the provisions of the Investor’s organizational documents (including any articles or memoranda of organization or association, charter, bylaws or similar documents), except, in the case of subsections (a) or (b), as would not materially impair or adversely affect the ability of the Investor to consummate the Transaction and perform its obligations under the Transaction Agreements.

5.4No Governmental Authority or Third-Party Consents. No consent, approval, authorization or other order of any Governmental Authority or other Third Party is required to be obtained by the Investor in connection with the authorization, execution and delivery of any of this Agreement or with the subscription for and purchase of the Shares.

5.5Purchase Entirely for Own Account. The Shares shall be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Investor has no present intention of selling, granting any participation or otherwise distributing the Shares. The Investor can bear the economic risk of an investment in the Shares indefinitely and a total loss with respect to such investment. The Investor does not have and will not have as of the Closing any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to a Person any of the Shares.

5.6Disclosure of Information. The Investor has received all the information from the Company and its management that the Investor considers necessary or appropriate for deciding whether to purchase the Shares hereunder. The Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the Company, its financial condition, results of operations and prospects and the terms and conditions of the offering of the Shares sufficient to enable it to evaluate its investment. The Investor acknowledges that copies of the SEC Documents are available on the EDGAR system. Based on the information that the Investor deemed appropriate, it has independently made its own analysis and decision to enter into this Agreement. The Investor is relying on its own investment analysis and due diligence (including professional advice it deems appropriate) with respect to the execution, delivery and performance of this Agreement, the Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the Company, including but not limited to all business, legal, regulatory, accounting, credit and tax matters.

5.7Investment Experience and Accredited Investor Status. The Investor is an “accredited investor” (as defined in Regulation D under the Securities Act). The Investor is a sophisticated investor and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares to be purchased hereunder.

5.8Acquiring Person. As of the date of this Agreement and immediately prior to the Closing, neither the Investor nor any of its Affiliates beneficially owns, or will beneficially own (as determined pursuant to Rule 13d-3 under the Exchange Act without regard for the number of days in which a Person has the right to acquire such beneficial ownership), any securities of the Company, except for securities that may be owned by employee benefit plans of the Investor or its Affiliates in the ordinary course of business.

5.9Restricted Securities. The Investor understands that the Shares, when issued, shall be “restricted securities” under the federal securities Laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such Laws the Shares may be resold without registration under the Securities Act only in certain limited circumstances. The Investor represents that it is familiar with Rule 144 of the Securities Act, as presently in effect (“Rule 144”).

5.10Legend. The Investor understands that the Shares in book entry form shall be subject to the following legend: “These securities have not been registered under the Securities Act of 1933. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under the Securities Act or an opinion of counsel (which counsel shall be reasonably satisfactory to Generation Bio Co.) that such registration is not required or unless sold pursuant to Rule 144 of the Securities Act.”

5.11 Financial Assurances. As of the date hereof and as of the Closing Date, the Investor has and will have access to cash in an amount sufficient to pay to the Company the Aggregate Purchase Price.

5.12Brokers’ or Finders’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from the Investor in connection with the transactions contemplated by the Transaction Agreements.

6.Investor’s Conditions to Closing. The Investor’s obligation to purchase the Shares at the Closing is subject to the fulfillment as of the Closing of the following conditions (unless waived in writing by the Investor):

6.1Representations and Warranties. The representations and warranties made by the Company in Section 4 hereof shall be true and correct as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date.

6.2Covenants. All covenants and agreements contained in this Agreement to be performed or complied with by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects.

6.3Closing Certificate. An executive officer of the Company shall deliver to the Investor at the Closing a certificate certifying that the conditions specified in Sections 6.1 and 6.2 have been fulfilled.

6.4Secretary’s Certificate. The secretary of the Company shall deliver to the Investor at the Closing a certificate certifying (a) that attached thereto are true and complete copies of the Organizational Documents in effect on the Closing Date, and (b) that attached thereto is a true and complete copy of all resolutions adopted by the Board authorizing the execution, delivery and performance of the Transaction Agreements and the Transaction and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby as of the Closing Date.

6.5Legal Opinion. The Company shall have delivered to the Investor a legal opinion of the Company’s counsel in form and substance reasonably satisfactory to the Investor.

6.6Collaboration Agreement. The Company shall have duly executed and delivered to the Investor the Collaboration Agreement, there shall have been no termination of the Collaboration Agreement that, as of the Closing, has been delivered or is effective.

7.Company’s Conditions to Closing. The Company’s obligation to issue and sell the Shares at the Closing is subject to the fulfillment as of the Closing of the following conditions (unless waived in writing by the Company):

7.1Representations and Warranties. The representations and warranties made by the Investor in Section 5 hereof shall be true and correct as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date.

7.2Covenants. All covenants and agreements contained in this Agreement to be performed or complied with by the Investor on or prior to the Closing Date shall have been performed or complied with in all material respects.

7.3Closing Certificate. An executive officer of the Investor shall deliver to the Company at the Closing a certificate certifying that the conditions specified in Sections 7.1 and 7.2 have been fulfilled.

7.4Collaboration Agreement. The Investor shall have duly executed and delivered to the Company the Collaboration Agreement, and there shall have been no termination of the Collaboration Agreement that, as of the Closing, has been delivered or is effective.

8.Mutual Conditions to Closing. The obligations of the Investor and the Company to consummate the Closing are subject to the fulfillment as of the Closing Date of the following conditions:

8.1Qualifications. All authorizations, consents, waivers, permits, approvals, qualifications and registrations required to be obtained or effected with any Governmental Authority prior to the Closing, including, without limitation, necessary blue sky permits and qualifications required by any state for the offer and sale to the Investor of the Shares, shall have been obtained and shall be in effect as of the Closing Date and the Company shall provide evidence of such actions promptly upon the request of the Investor.

8.2Absence of Litigation. There shall be no action, suit, proceeding or investigation by a Governmental Authority pending or currently threatened in writing against the Company or the Investor that questions the validity of any of the Transaction Agreements, the right of the Company or the Investor to enter into any Transaction Agreement or to consummate the transactions contemplated hereby or thereby or which, if determined adversely, would impose substantial monetary damages on the Company or the Investor as a result of the consummation of the transactions contemplated by any Transaction Agreement.

8.3No Prohibition; Market Listing. (a) No provision of any applicable Law and no judgment, injunction (preliminary or permanent), order or decree that prohibits, makes illegal or enjoins the consummation of the Transaction shall be in effect; and (b) the Common Stock shall be eligible for listing on The Nasdaq Global Select Market.

9.Right to Participate.

9.1Right to Participate.  As long as the Investor owns (together with its Affiliates) not less than [**] percent ([**]%) of the number of Shares the Investor purchased pursuant to Section 2 hereof (adjusted for (i) any stock split, stock dividend, share exchange, merger, consolidation or similar recapitalization and (ii) any Common Stock issued as (or issuable upon the exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange or in replacement of, the Shares), subject to the terms and conditions of this Section 9 and applicable securities laws, if the Company proposes to offer or sell any shares of Common Stock or any Common Stock Equivalents (the “New Securities”) other than as set forth in Section 9.2 in a transaction that seeks to raise at least $25,000,000 (excluding amounts from the Investor’s participation such transaction) in gross proceeds to the Company (the “Applicable Offering”), at least [**] prior to the Expected Pricing Date (as defined below), the Company shall give confidential written notice (the “Offer Notice”) to the Investor stating (a) its bona fide intention to offer such New Securities, (b) the estimated number of such New Securities to be offered, (c) the expected structure of the proposed offering or sale, and (d) the estimated date on which the Company expects to enter into a definitive agreement for such sale of the New Securities (the “Expected Pricing Date”). By written notification to the Company not later than 4:00 pm (New York City time) on the [**] prior to the Expected Pricing Date set forth in the Offer Notice, the Investor may elect to purchase New Securities in an amount up to three and six hundredths percent (3.06%) of the outstanding shares of Common Stock (for clarity, including the New Securities) of the Company immediately after closing of such offering or sale of the New Securities (the “Investor Participation Right”). Such written notification must state the dollar amount, number of New Securities, and/or the desired ultimate ownership of the Company (subject to the share limitation set forth in the previous sentence) reflecting the Investor’s elected participation. Such purchase shall be made either (I) upon the same terms and conditions as other purchasers in such offering or (II) in the case of a public offering that is registered under the Securities Act, in a concurrent private placement with such offering exempt from the registration requirements of the Securities Act, but otherwise on the same terms as the shares sold to the public in such offering (including, without limitation, with respect to pricing). Such purchase will be conditioned on the Investor’s agreement to execute documents and agreements as may be reasonably requested to effect such sale on such terms. If the Investor does not provide notice of its election to the Company within the time period set forth herein, the Investor shall be deemed to have notified the Company that it does not elect to purchase any New Securities in connection with such Applicable Offering, the Company shall be free to sell such securities in the Applicable Offering and the Investor Participation Right shall terminate along with the ATM Purchase Right in Section 9.3. The Investor shall be entitled to apportion the Investor Participation Right hereby granted to it in such proportions as it deems appropriate, among itself and its Permitted Transferees that are “accredited investors” within the meaning of Rule 501(a) under the Securities Act. The Investor shall have no rights under this Section 9.1 in the event the Investor receives a validly issued ATM Notice as set forth in Section 9.3.

9.2Limitations.  The right to participate set forth in Section 9.1 shall not be applicable to:

(a)securities offered, issued or sold pursuant to an “at-the-market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act (an “ATM”);

(b)securities issued or issuable in exchange and as consideration pursuant to a bona fide acquisition of another corporation or entity by the Company by consolidation, merger, purchase of all or substantially all of the assets, or other bona fide reorganization;

(c)securities issued or issuable in exchange and as consideration for the rights obtained in research, collaboration, technology, license, development, marketing, strategic alliance, joint venture or other similar agreements or strategic partnerships;

(d)securities issuable upon conversion of or with respect to any then previously-issued or outstanding securities;

(e)securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or a real property leasing transaction;

(f)securities issued or issuable for compensatory purposes to employees, officers, directors, contractors, vendors, advisors or consultants of the Company or any of its subsidiaries (whether or not issued pursuant to a Company equity incentive plan);

(g)securities issued as a dividend, stock split or distribution on the Common Stock; and

(h)any right, option or warrant to acquire any securities set forth in Section 9.2(a)-(g) above.

9.3ATM Purchase Right.  As long as the Investor owns (together with its Affiliates) not less than [**] percent ([**]%) of the number of Shares the Investor purchased pursuant to Section 2 hereof (adjusted for (i) any stock split, stock dividend, share exchange, merger, consolidation or similar recapitalization and (ii) any Common Stock issued as (or issuable upon the exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange or in replacement of, the Shares), subject to the terms and conditions of this Section 9 and applicable securities laws, the Company shall give confidential written notice (the “ATM Notice”) to the Investor within [**] after completing the sale of at least $25,000,000 of Common Stock from and after the date of this Agreement pursuant to ATMs.  The ATM Notice shall include (i) information regarding each sale of Common Stock under ATMs from the date of this Agreement through the date of the ATM Notice (the “Reference Period”), including dates of sale, share amounts sold on each date, and the prices at which such shares were sold, (ii) the Company’s calculation of the [**] (the “Average Sale Price”), and (iii) the then-current number of issued and outstanding shares of Common Stock.  If the Investor disputes the Company’s calculation of the Average Sale Price, the Company and the Investor shall cooperate in good faith on determining the calculation of the Average Sale Price, which agreed price shall be the Average Sale Price for purposes of this Section 9.3.  By written notification to the Company not later than 4:00 pm (New York City time) on the [**] following receipt of the ATM Notice, the Investor may elect to purchase up to three and six hundredths percent (3.06%) of the outstanding shares of Common Stock as of the date of the ATM Notice (for clarity, after giving effect to the purchase of shares pursuant to this ATM Purchase Right) of the Company, at a per share purchase price equal to the Average Sale Price (the “ATM Purchase Right”).  Such written notification must state the number of shares of Common Stock reflecting the Investor’s elected purchase amount.  Such purchase shall be made in a private placement exempt from the registration requirements of the Securities Act on substantially the same terms (other than share number and price) as the Shares sold pursuant to Section 2 of this Agreement (excluding Sections 9 and 10.5), and will be conditioned on the Investor’s agreement to execute documents and agreements as may be reasonably requested to effect such sale on such terms.  If the Investor does not provide notice of its election to the Company within the time period set forth herein, the Investor shall be deemed to have notified the Company that it does not elect to purchase any Common Stock pursuant to the ATM Purchase Right, which shall then terminate along with the Investor Participation Right in Section 9.1.  The Investor shall be entitled to apportion the ATM Purchase Right hereby granted to it in such proportions as it deems appropriate, among itself and its Permitted Transferees that are “accredited investors” within the meaning of Rule 501(a) under the Securities Act. The Investor shall have no rights under this Section 9.2 in the event the Investor has elected to purchase Common Stock pursuant to the Investor Participation Right set forth in Section 9.1.

9.4General Terms.

(a)The rights of the Investor set forth in this Section 9 shall expire upon the earliest to occur of (i) the closing of an Applicable Offering, (ii) the closing of the purchase by the Investor of (or the Investor not electing to purchase) shares of Common Stock pursuant to the ATM Purchase Right or (iii) the closing of a Change of Control of the Company.

(b)The Company and the Investor hereby acknowledge that nothing in this Section 9 constitutes an offer to sell, or the commitment by the Investor to purchase, any New Securities in any financing.

10.Additional Covenants and Agreements.

10.1Market Listing. The Company shall use commercially reasonable efforts to (a) maintain the listing and trading of the Common Stock on The Nasdaq Global Select Market and (b) effect the listing of the Shares on The Nasdaq Global Select Market.

10.2Legend Removal.  From and after the six (6) month anniversary of the Closing Date and subject to receipt from the Investor by the Company and the transfer agent of customary representations and other documentation reasonably acceptable to the Company and the transfer agent in connection therewith, upon the earliest of such time as the Shares (a) have been sold pursuant to Rule 144 (or similar rule), (b) have been or will be resold under an effective Registration Statement, or (c) are eligible for resale under Rule 144(b)(1) or any successor without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Shares and without volume or manner-of-sale restrictions, the Company shall, in accordance with this Section 10.2 and within [**] of any request therefor from the Investor accompanied by such customary and reasonably acceptable documentation referred to above, (i) deliver to the transfer agent irrevocable instructions that the transfer agent shall make a new, unlegended entry for such book entry Shares, and (ii) instruct its counsel to deliver to the transfer agent one or more opinions to the effect that the removal of such legends in such circumstances may be effected under the Securities Act if required by the transfer agent to effect the removal of the legend in accordance with the provisions of this Agreement.  Shares subject to legend removal hereunder may be transmitted by the transfer agent to the Investor by crediting the account of the Investor’s prime broker with the Depository Trust Company system as directed by such Investor. The Company shall be responsible for the fees of its transfer agent and all Depository Trust Company fees associated with such issuance.

10.3Book Entry Statement. The Company hereby agrees to deliver to the Investor a book entry statement from the Company’s transfer agent showing the Shares registered in the name of the Investor within [**] of the Closing Date.

10.4Integration.  The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Shares in a manner that would require the registration under the Securities Act of the Shares to be issued to the Investor hereunder for purposes of the rules and regulations of any of the following markets or exchanges on which the Common Stock of the Company is listed or quoted for trading on the date in question (including the OTC Markets Group, the OTC Bulletin Board, The Nasdaq Capital Market, The Nasdaq Global Market, The Nasdaq Global Select Market, the NYSE American or the New York Stock Exchange), such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.

10.5Standstill. During the Standstill Term, neither the Investor nor any of its Affiliates (collectively, the “Standstill Parties”) shall (and the Investor shall cause its Affiliates not to) in any manner, directly or indirectly, except as expressly approved or invited in advance in writing by the Company or as provided under Section 9:

(a)effect, offer or propose (whether publicly or otherwise) to effect, or participate in or knowingly encourage any other person to effect, offer or propose (whether publicly or otherwise) (i) any acquisition of any Common Stock, Common Stock Equivalents or other voting securities (or beneficial ownership of any of the foregoing, including derivative securities that give the Investor or any of its Affiliates the economic equivalent of ownership of an amount of Common Stock, Common Stock Equivalents or other voting securities) of the Company, or any rights to acquire any such Common Stock, Common Stock Equivalents or other voting securities; (ii) any purchase of the Company’s assets or businesses (other than as may be contemplated by the Collaboration Agreement), (iii) any tender or exchange offer, merger or other business combination involving the Company; (iv) any recapitalization, restructuring, liquidation, dissolution or other similar extraordinary transaction with respect to the Company; or (v) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) or written consents for any voting securities of the Company;

(b)form, join or in any way participate in a 13D Group with respect to the beneficial ownership of any Common Stock, Common Stock Equivalents or other voting securities of the Company;

(c)otherwise act, alone or in concert with others, to seek to control the Board;

(d)agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in clause (a), (b) or (c) of this Section 10.5; or

(e)enter into any discussions, negotiations, agreements or arrangements with any Third Party with respect to any of the foregoing.

Notwithstanding anything to the contrary contained in this Agreement, (i) the foregoing restrictions set forth in this Section 10.5 shall terminate and be of no further force or effect if at any time (A) a Third Party enters into an agreement with the Company contemplating a Change of Control, including a merger, consolidation or other business combination transaction or tender offer related thereto, or the purchase of all or substantially all of the assets of the Company and its subsidiary, or publicly announces its intention to do so, (B) a Third Party commences a tender or exchange offer that, if consummated, would result in a Change of Control and within [**] after the commencement of such tender or exchange offer, the Company’s Board has not publicly taken a position rejecting such tender or exchange offer and recommending that the stockholders of the Company not tender any equity securities of such party into such tender or exchange offer, (C) any Third Party becomes the beneficial owner of [**]% or more of the Company’s outstanding Common Stock, or (D) the Company publicly announces its engagement in discussions or negotiations with a Third Party with respect to a merger, consolidation, or business combination, tender or exchange offer for [**]% or more of the Company’s outstanding Common Stock, sale of [**]% or more of the Company’s consolidated assets, other transaction involving the Company that results in a Third Party acquiring beneficial ownership of [**]% or more of the Common Stock of the Company when aggregated with all other shares of Common Stock held by such Third Party, or any recapitalization, restructuring, liquidation or other extraordinary transaction with respect to the Company (any of these transactions (including any series of transactions having the same purpose or effect), an “Alternative Transaction”) or the Company publicly announces its exploration of strategic alternatives or a potential sale or Change of Control, (ii) the Investor and its Affiliates shall not be precluded from (A) acquiring securities of, or from entering into any merger or other business combination with, another Person that beneficially owns securities of the Company; provided, that the purpose of entering into such transaction is not to circumvent the terms in this Section 10.5, or (B) owning or acquiring interests in mutual funds or similar entities that own capital stock of the Company, (iii) nothing in this Agreement shall prohibit passive investments by pension or employee benefit plans of the Investor or its Affiliates, (iv) the Investor shall be permitted to make one or more confidential proposals to the Board with respect to any of the matters set forth in this Section 10.5, and (v) the Investor shall not be prevented from participating in any dividends, distributions or other rights granted to holders of Common Stock or Common Stock Equivalents generally.  [**].

11.Registration Rights.  If, upon or after the six (6) month anniversary of the Closing Date, the Investor (a) becomes an “affiliate” of the Company within the meaning of Rule 144 or (b) holds 10% or more of the outstanding Common Stock, the Investor shall be entitled to the registration rights set forth in this Section 11 for so long as the Investor remains an “affiliate” of the Company or holds 10% or more of the outstanding Common Stock.

11.1Demand Registration.

(a)Subject to the provisions hereof, the Investor and any Permitted Transferee of the Investor (each a “Holder”) holding, collectively, a majority of the Registrable Securities then outstanding shall have the right to require the Company to file a Registration Statement (a “Demand Request”) registering for sale all or part of the Registrable Securities under the Securities Act (a “Demand Registration”) by delivering a written request therefor to the Company (i) specifying the number of Registrable Securities to be included in such registration by such Holder or Holders, (ii) specifying whether the intended method of disposition thereof is pursuant to an underwritten public offering of Common Stock by the Company (an “Underwritten Offering”), and (iii) containing all information about such Holder required to be included in such Registration Statement in accordance with applicable Law.  The Company shall use commercially reasonable efforts to effect such registration (including, without limitation, appropriate qualification under applicable blue sky or other state securities Laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) of the Registrable Securities that the Company has been so requested to register as soon as practicable (and in any case by the applicable Filing Date); provided, however, that the Company shall not be obligated to effect any Demand Registration upon receipt of a Demand Request pursuant to this  Section 11.1(a) if:

(i)	the Company has, within the twelve (12) month period preceding the date of the Demand Request, already effected [**] Demand Registrations for any Holder pursuant to this Section 11.1(a);
(ii)

in the event that the market value of the Registrable Securities proposed to be included in the registration, based on the average closing price during the [**] trading days period prior to the making the Demand Registration, is less than the lesser of (x) $[**] and (y) the total market value of Registrable Securities outstanding; and

(iii)

at any time during the period between the Company’s receipt of the Demand Request and the completion of the Demand Registration, any Holder is in breach of or has failed to cause its Affiliates to comply with the obligations and restrictions of Section 10.5 of this Agreement, the Company has provided notice of such breach to a Holder and such breach or failure is ongoing and has not been remedied.

(b)If the offering of the Registrable Securities pursuant to such Demand Registration is an Underwritten Offering, (i) the Company shall select the underwriter(s) of the Underwritten Offering, subject to the approval of the Holders of a majority of the Registrable Securities to be sold in the Underwritten Offering, such approval not to be unreasonably withheld, conditioned or delayed, and (ii) the Company shall (together with the Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form for underwriting agreements for firm commitment offerings by a selling holder of equity securities with the managing underwriter(s) proposing to distribute their securities through such Underwritten Offering; provided, that (i) the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of the underwriter(s) shall also be made to and for the benefit of the Holders proposing to distribute their securities through the Underwritten Offering, (ii) no Holder shall be required to make any representations and warranties to, or agreements with, any underwriter in a registration other than customary representations, warranties and agreements and (iii) the liability of each Holder in respect of any indemnification, contribution or other obligation of such Holder arising under such underwriting agreement (a) shall be limited to losses arising out of or based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, any such preliminary Prospectus, final Prospectus, summary Prospectus, amendment or supplement, incorporated document or other such disclosure document or other document or report, in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Holder expressly for inclusion therein and (b) shall not in any event, absent fraud or intentional misrepresentation, exceed an amount equal to the net proceeds to such Holder (after deduction of all underwriters’ discounts and commissions) from the disposition of the Registrable Securities disposed of by such Holder pursuant to such Underwritten Offering.

(c)If, in connection with a Demand Registration in the form of an Underwritten Offering, the managing underwriter(s) give written advice to the Company of the number of securities to which such registration should, in the opinion of the managing underwriter(s) of such registration, in light of marketing factors, be limited (an “Underwriters’ Maximum Number”), then the Company shall (i) so advise all Holders of Registrable Securities to be included in such Underwritten Offering and (ii) include in such registration the number of securities requested to be included in such registration by all Holders of Registrable Securities to be included in such Underwritten Offering, pro rata on the basis of the aggregate number of Registrable Securities requested to be included by each such Holder, and, subject to the conditions set forth in Section 11.7 hereto, on a pari passu basis with the holders of contractual registration rights provided under the Second Amended and Restated Investors’ Rights Agreement dated as of January 9, 2020 by and among the Company and the other parties thereto (the “Prior Holders”).

(d)A registration will not be deemed to have been effected as a Demand Registration unless the Registration Statement relating thereto has been declared effective by the SEC, and at least [**] percent ([**]%) of the Registrable Securities requested to be included in the registration by the Holders are included in such registration, and the Company has complied in all material respects with its obligations under this Agreement with respect thereto; provided, however, that if, after it has become effective, (i) such Registration Statement or the related offer, sale or distribution of Registrable Securities thereunder is or becomes the subject of any stop order, injunction or other order or requirement of the SEC or any other governmental or administrative agency, or if any court prevents or otherwise limits the sale of the Registrable Securities pursuant to the registration (each, an “Interference”), which Interference does not result from any act or omission of any Holder whose Registrable Securities are registered pursuant to such Registration Statement and is not cured within [**] thereof, and (ii) in each case less than [**] percent ([**]%) of the Registrable Securities covered by the effective Registration Statement are actually sold by the selling Holder or Holders pursuant to the Registration Statement, then such registration will be deemed not to have been effected for purposes of the last sentence of Section 11.1(a).  If (i) a registration requested pursuant to this Section 11.1 is deemed not to have been effected as a Demand Registration or (ii) the registration requested pursuant to this Section 11.1 does not remain continuously effective until the completion of the distribution by the Holders of the Registrable Securities covered by such registration, then the Company shall continue to be obligated to effect a Demand Registration pursuant to this Section 11.1 of the Registrable Securities included in such registration, except as otherwise provided herein.  In circumstances not including the events described in the immediately two preceding sentences of this Section 11.1(d), each Holder of Registrable Securities shall be permitted voluntarily to withdraw all or any part of its Registrable Securities from a Demand Registration at any time prior to the commencement of marketing of such Demand Registration, provided that such registration nonetheless shall count as a Demand Registration for purposes of the last sentence of Section 11.1(a).

11.2Registration Expenses.  In connection with registrations pursuant to Section 11.1 or Section 11.1(d) hereof, the Company shall pay all of the costs and expenses incurred by the Company in connection with the registrations thereunder (the “Registration Expenses”), including all (i) registration and filing fees and expenses, including, without limitation, those related to filings with the SEC, (ii) fees and expenses of compliance with state securities or blue sky Laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) reasonable processing, duplicating and printing expenses, including expenses of printing Prospectuses reasonably requested by any Holder, (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties, the expense of any liability insurance and the expense of any annual audit or quarterly review), (v) fees and expenses incurred in connection with listing the Registrable Securities for trading on a national securities exchange, (vi) fees and expenses in connection with the preparation of the registration statement and related documents covering the Registrable Securities, (vii) fees and expenses, if any, incurred with respect to any filing with FINRA, (viii) any documented out-of-pocket expenses of the underwriter(s) incurred with the approval of the Company, (ix) the cost of providing any CUSIP or other identification numbers for the Registrable Securities, (x) fees and expenses and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including, without limitation, the expenses of any comfort letters or costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters requested), (xi) fees and expenses of any special experts retained by the Company in connection with such registration, and (xii) reasonable and documented fees and expenses of one firm of counsel for the Holders to be selected by the Holders of a majority of the Registrable Securities to be included in such registration (“Holders’ Counsel”), such fees and expenses not to exceed $[**] per registration. Notwithstanding the foregoing, the Holders shall be responsible, on a pro rata basis based on the number of Registrable Securities included in the applicable registered offering by each such Holder, for any underwriting discounts, commissions and share transfer fees attributable to the sale of Registrable Securities pursuant to a Registration Statement and any other out-of-pocket expenses of the Holders not required to be paid by the Company pursuant to this Section 11.2.  The obligation of the Company to bear the expenses described in this Section 11.2 and to pay or reimburse the Holders for the expenses described in this Section 11.2 shall apply irrespective of whether any sales of Registrable Securities ultimately take place; provided, however, that the Company shall not be required to pay any expenses of any Demand Registration if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses on a pro rata basis based on the number of Registrable Securities included in the applicable registered offering by each such Holder).

11.3Registration Procedures.  In the case of each registration effected by the Company pursuant to this Agreement, the Company shall keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof.  In connection with any such registration:

(a)The Company will, within forty-five (45) days after its receipt of the request for registration under Section 11.1(a), prepare and file with the SEC a Registration Statement on Form S-3 or another appropriate Securities Act form reasonably acceptable to the Holders, and use commercially reasonable efforts to cause such Registration Statement to become and remain effective until the completion of the distribution contemplated thereby.

(b)The Company will (i) promptly prepare and file with the SEC such amendments to each Registration Statement as may be necessary to keep such Registration Statement effective for as long as such registration is required to remain effective pursuant to the terms hereof, (ii) cause the Prospectus to be supplemented by any required Prospectus supplement, and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act, and (iii) comply with the provisions of the Securities Act applicable to it with respect to the disposition of all Registrable Securities covered by such Registration Statement during the applicable period in accordance with the intended methods of disposition by the Holders set forth in such Registration Statement or supplement to the Prospectus.

(c)The Company will, at least [**] prior to filing a Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus, furnish to (i) each Holder of Registrable Securities covered by such Registration Statement, (ii) Holders’ Counsel and (iii) each underwriter of the Registrable Securities covered by such Registration Statement, copies of such Registration Statement and each amendment or supplement as proposed to be filed, together with any exhibits thereto, which documents will be subject to reasonable review and comment by each of the foregoing Persons, and thereafter, furnish to such Holders, Holders’ Counsel and the underwriter(s), if any, such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus) in conformity with the requirements of the Securities Act, and such other documents or information as such Holder, Holders’ Counsel or the underwriter(s) may reasonably request in order to facilitate the disposition of the Registrable Securities in accordance with the plan of distribution set forth in the Prospectus included in the Registration Statement.

(d)The Company shall furnish to each Holder a copy of all documents filed with and all correspondence from or to the SEC in connection with the offering of Registrable Securities.

(e)The Company will promptly notify each Holder of any stop order issued or threatened by the SEC and, if entered, use commercially reasonable efforts to prevent the entry of such stop order or to remove it as soon as reasonably possible.

(f)On or prior to the date on which the Registration Statement is declared effective, the Company shall use commercially reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky Laws of such jurisdictions as any Holder reasonably requests and use commercially reasonable efforts to keep each such registration or qualification (or exemption therefrom) effective during the period which the Registration Statement is required to be kept effective pursuant to the terms hereof; provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (f), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction.

(g)The Company will notify each Holder, Holders’ Counsel and the underwriter(s) promptly, (i) when a Prospectus or any Prospectus supplement or post-effective amendment has been filed and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC or any other federal or state governmental authority for amendments or supplements to a Registration Statement or Prospectus or for additional information to be included in any Registration Statement or Prospectus or otherwise, (iii) of the issuance by any state securities commission or other regulatory authority of any order suspending the qualification or exemption from qualification of any of the Registrable Securities under state securities or blue sky Laws or the initiation of any proceedings for that purpose, and (iv) of the happening of any event that requires the making of any changes in a Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated by reference therein so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements in the Registration Statement and Prospectus not misleading in the light of the circumstances in which they were made; and, as promptly as practicable thereafter, prepare and file with the SEC and furnish a supplement or amendment to such Prospectus so that, as thereafter deliverable to the purchasers of such Registrable Securities, such Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(h)The Company and the Holders will furnish customary closing certificates and other deliverables to the underwriter(s) (including, if applicable, an underwriting agreement in customary form, including customary representations and warranties to the underwriter(s) regarding the offering documents, the Company’s business operations and other customary matters, and customary provisions with respect to indemnification and contribution) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities; provided, however, that no Holder (or any of their assignees) shall be required to make any representations, warranties or indemnities except as they relate to such Holder’s ownership of Common Stock and authority to enter into the underwriting agreement and to such Holder’s intended method of distribution, and the liability of such Holder shall be several and not joint, and limited to an amount equal to the net proceeds from the offering received by such Holder.

(i)The Company will, if necessary, appoint a transfer agent and registrar for all Registrable Securities covered by a registration statement not later than the effective date of such registration statement.

(j)Subject to each Holder to whom the comfort letter is addressed providing a customary representation letter to the independent registered public accounting firm of the Company in form and substance reasonably satisfactory to such accountants, the Company shall (i) use its commercially reasonable efforts to obtain customary “comfort” letters from such accountants (to the extent deliverable in accordance with their professional standards) addressed to the Holders (to the extent consistent with the Statement on Auditing Standards No. 72 of the American Institute of Certified Public Accountants) and the managing underwriter(s), if any, in customary form and covering matters of the type customarily covered in “comfort” letters in connection with underwritten offerings and (ii) use its commercially reasonable efforts to obtain opinions of counsel to the Company and updates thereof covering matters customarily covered in opinions of counsel in connection with underwritten offerings, addressed to the Holders and the managing underwriter(s), if any, provided that the delivery of any “10b-5 statement” and opinion may be conditioned on the prior or concurrent delivery of a comfort letter pursuant to subsection (i) above.

(k)The Company shall use commercially reasonable efforts to cause all Registrable Securities registered pursuant to the terms hereof to be listed on each national securities exchange on which the Common Stock is then listed.

(l)The Company shall use commercially reasonable efforts to cooperate and assist in obtaining of all necessary approvals from FINRA, if any.

(m)The Company otherwise shall use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC.

(n)To the extent the Company is a WKSI at the time any request for registration pursuant to Section 11.1 is submitted to the Company, which requests that the Company file an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) (an “automatic shelf registration statement”) on Form S-3, the Company shall file an automatic shelf registration statement that covers those Registrable Securities which are requested to be registered. If the Company does not pay the filing fee covering the Registrable Securities at the time the automatic shelf registration statement is filed, the Company agrees to pay such fee at such time or times as the Registrable Securities are sold.

(o)If at any time when the Company is required to re-evaluate its WKSI status for purposes of an outstanding automatic shelf registration statement used to effect a request for registration in accordance with Section 11.1(d) the Company determines that it is not a WKSI and (i) the registration statement is required to be kept effective in accordance with this Agreement and (ii) the registration rights of the applicable Holders have not terminated, use reasonable best efforts to promptly amend the registration statement on a form the Company is then eligible to use or file a new registration statement on such form, and keep such registration statement effective in accordance with the requirements otherwise applicable under this Agreement.

11.4Holders’ Obligations. The Company may require each Holder to promptly furnish in writing to the Company such information as the Company may from time to time reasonably request in connection with the distribution of the Registrable Securities and such other information as may be legally required in connection with such registration, including all such information as may be requested by the SEC.  Each Holder agrees that, notwithstanding the provisions of Section 11.5 hereof, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 11.3(g) hereof, such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 11.3(g) hereof, and, if so directed by the Company, such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession and retained solely in accordance with record retention policies then-applicable to such Holder, of the most recent Prospectus covering such Registrable Securities at the time of receipt of such notice.

11.5Blackout Provisions.  Notwithstanding anything in this Agreement to the contrary, by delivery of written notice to the participating Holders (a “Suspension Notice”) stating which one or more of the following limitations shall apply to the addressee of such Suspension Notice, the Company may (i) postpone effecting a registration under this Agreement, or (ii) require such addressee to refrain from disposing of Registrable Securities under the registration, in either case for a period of no more than [**] from the delivery of such Suspension Notice (which period may not be extended or renewed).  The Company may postpone effecting a registration or apply the limitations on dispositions specified in clause (ii) of this Section 11.5 if (x) within [**] of receipt of a request for Demand Registration under Section 11.1(a), the Company has a good faith expectation to file a registration statement for the public offering of securities for the account of the Company, provided, that the Company is actively employing good faith efforts to cause such registration statement to become effective, (y) the Board, in good faith, determines that such registration or disposition would materially impede, delay or interfere with any material transaction then pending or proposed to be undertaken by the Company or any of its subsidiaries, or (z) the Company in good faith determines that the Company is in possession of material non-public information the disclosure of which during the period specified in such notice the Board, in good faith, reasonably believes would be materially detrimental to the Company; provided, that the Company may not take any actions pursuant to this Section 11.5 more than [**] in any [**] period.

11.6Indemnification.

(a)Indemnification by the Company.  The Company agrees to indemnify and hold harmless each Holder including Registrable Securities in any registration statement filed pursuant to this Section 11 and each of its officers, directors, employees and agents, and each Person, if any, who controls such Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with the officers, directors, employees and agents of such controlling Person (each, a “Controlling Person”), from and against any and all losses, claims, damages, settlement amounts (only if the Company consented in writing to the settlement, which consent shall not be unreasonably withheld), liabilities, reasonable attorneys’ fees, costs and expenses of investigating and defending any such claim (collectively, “Damages”) and any action in respect thereof to which such Holder, its Controlling Persons and their respective officers, directors, employees and agents may become subject to under the Securities Act or otherwise, insofar as such Damages (or proceedings in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus (or any amendment or supplement thereto) or any preliminary Prospectus of the Company, or arise out of, or are based upon, any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances in which they were made, except insofar as (i) the same are based upon information furnished in writing to the Company by such Holder, any of its Controlling Persons, or any of their respective officers, directors, employees and agents expressly for use therein, and (ii) any Damages are caused by such Holder’s disposition of Registrable Securities during any period during which such Holder is obligated to discontinue any disposition of Registrable Securities as a result of any stop order suspending the effectiveness of any Registration Statement or Prospectus with respect to Registrable Securities of which such Holder has received written notice from the Company.  In addition to the indemnity contained herein, the Company will reimburse each such Person intended to be indemnified by this Section 11.6(a) for its reasonable out-of-pocket legal and other expenses (including the reasonable out-of-pocket cost of any investigation, preparation and travel in connection therewith) as reasonably incurred in investigating or defending or preparing to defend against any such Damages or proceedings, as promptly as practicable after such expenses are incurred and invoiced.

(b)Indemnification by the Holders.  Each Holder agrees, severally and not jointly, to indemnify and hold harmless the Company, its officers, directors, employees and agents and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with the officers, directors, employees and agents of such Controlling Person, to the same extent as the foregoing indemnity from the Company to each Holder, but only with respect to information related to such Holder, its Controlling Persons or its plan of distribution, furnished in writing by such Holder, its Controlling Persons or any of their respective officers, directors, employees and agents to the Company expressly for use in any Registration Statement or Prospectus, or any amendment or supplement thereto, or any preliminary Prospectus.  In addition to the indemnity contained herein, such Holder will reimburse each such Person intended to be indemnified by this Section 11.6(b) for its reasonable out-of-pocket legal and other expenses (including the reasonable out-of-pocket cost of any investigation, preparation and travel in connection therewith) as reasonably incurred in investigating or defending or preparing to defend against any such Damages or proceedings , as promptly as practicable after such expenses are incurred and invoiced.

(c)Conduct of Indemnification Proceedings.  Promptly after receipt by any Person entitled to indemnification pursuant to Section 11.6(a) or Section 11.6(b) (an “Indemnified Party”) of notice of any claim or the commencement of any action in respect of which indemnity may be sought pursuant to Section 11.6(a) or Section 11.6(b), the Indemnified Party shall, if a claim in respect thereof is to be made against the Person against whom such indemnity may be sought (an “Indemnifying Party”), notify the Indemnifying Party in writing of the claim or the commencement of such action; provided, that the failure to notify the Indemnifying Party shall not relieve it from any liability that it may have to an Indemnified Party other than under Section 11.6(a) or Section 11.6(b) except to the extent of any actual prejudice resulting therefrom.  If any such claim or action shall be brought against an Indemnified Party, and it shall notify the Indemnifying Party thereof, the Indemnifying Party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified Indemnifying Party, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party.  After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, that the Indemnified Party shall have the right to employ separate counsel to represent the Indemnified Party and its Controlling Persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, but the fees and expenses of such counsel shall be for the account of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of, and reimbursement of fees for, such counsel or (ii) in the reasonable opinion of counsel to such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest between them, it being understood, however, that the Indemnifying Party shall not, in connection with any one such claim or action or separate but substantially similar or related claims or actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all Indemnified Parties.  No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or would reasonably have been a party and indemnity would reasonably have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.  Whether or not the defense of any claim or action is assumed by the Indemnifying Party, such Indemnifying Party will not be subject to any liability for any settlement made without its written consent.

11.7Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not enter into any agreement granting any holder or prospective holder of any Company securities registration rights with respect to such securities under the Securities Act or the Exchange Act that would conflict with or adversely affect any of the rights provided to the Investor in this Section 11 without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, unless such registration rights are pari passu with respect to the cut-back provisions contained in this Section 11.

11.8Assignment of Registration Rights. The rights to cause the Company to register any Registrable Securities pursuant to this Agreement may be assigned in whole or in part (but only with all restrictions and obligations set forth in this Agreement) by a Holder to a Permitted Transferee which acquires Registrable Securities from such Holder; provided, however, (a) such Holder shall, within [**] prior to such transfer, furnish to the Company written notice of the name and address of such Permitted Transferee, details of its status as a Permitted Transferee and details of the Registrable Securities with respect to which such registration rights are being assigned, (b) the Permitted Transferee, prior to or simultaneously with such transfer or assignment, shall agree in writing to be subject to and bound by all restrictions and obligations set forth in this Agreement, (c) the Investor shall continue to be bound by all restrictions and obligations set forth in this Agreement and (d) such transfer or assignment shall be effective only if immediately following such transfer or assignment the further disposition of such Registrable Securities by the Permitted Transferee is restricted under the Securities Act and other applicable securities Law.

11.9Term and Termination.  The Investor’s rights to demand the registration of the Registrable Securities under this Section 11, as well as the Company’s obligations hereunder other than pursuant to Section 11.6, shall terminate automatically once all Registrable Securities cease to be Registrable Securities.

12.Miscellaneous.

12.1Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the conflict of laws principles thereof that would require the application of the Law of any other jurisdiction. Any action brought, arising out of, or relating to this Agreement shall be brought in the Court of Chancery of the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of said Court in respect of any claim relating to the validity, interpretation and enforcement of this Agreement, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding in which any such claim is made that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts, or that the venue thereof may not be appropriate or that this agreement may not be enforced in or by such courts.  The parties hereby consent to and grant the Court of Chancery of the State of Delaware jurisdiction over such parties and over the subject matter of any such claim and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 12.3 or in such other manner as may be permitted by law, shall be valid and sufficient thereof. For the avoidance of doubt, the parties hereby acknowledge that the arbitration provisions in the Collaboration Agreement shall not apply to any action brought, arising out of, or relating to this Agreement.

12.2Waiver. Waiver by a party of a breach hereunder by the other party shall not be construed as a waiver of any subsequent breach of the same or any other provision. No delay or omission by a party in exercising or availing itself of any right, power or privilege hereunder shall preclude the later exercise of any such right, power or privilege by such party. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the party granting the waiver.

12.3Notices. Any notice required or permitted to be given under this Agreement will be in writing and will be deemed to have been sufficiently given if delivered in person, sent by email or delivered by express courier service (signature required) to the party to which it is directed at its address set forth on Exhibit A attached hereto or such other address as such party will have last given by notice to the other party.  Notices will be deemed effective (a) the next day if sent by express courier service, or (b) on the date sent if sent by email and no delivery failure notification has been received, except any notice sent after 5:00 p.m. (Eastern Time) on a Business Day or on a non-Business Day will be deemed to have been received on the next Business Day.  Either Party may change its address for purposes hereof by written notice to the other in accordance with the provisions of this Section 12.3.

12.4Entire Agreement. This Agreement and the Collaboration Agreement, including the signature pages and Exhibits, contain the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements or understandings, whether written or oral, with respect hereto and thereto.

12.5Amendments. No provision in this Agreement shall be supplemented, deleted or amended except in a writing executed by an authorized representative of each of the Investor and the Company.

12.6Headings; Nouns and Pronouns; Section References. Headings in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa. References in this Agreement to a section or subsection shall be deemed to refer to a section or subsection of this Agreement unless otherwise expressly stated.

12.7Severability. If, under applicable Laws, any provision hereof is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement in any jurisdiction (“Modified Clause”), then, it is mutually agreed that this Agreement shall endure and that the Modified Clause shall be enforced in such jurisdiction to the maximum extent permitted under applicable Laws in such jurisdiction; provided that the parties shall consult and use all reasonable efforts to agree upon, and hereby consent to, any valid and enforceable modification of this Agreement as may be necessary to avoid any unjust enrichment of either party and to match the intent of this Agreement as closely as possible, including the economic benefits and rights contemplated herein.

12.8Assignment. Except for an assignment by the Investor of this Agreement or any rights hereunder to an Affiliate in connection with a transfer of the Shares by the Investor to an Affiliate of the Investor in compliance with the terms of Section 9 of this Agreement, neither this Agreement nor any of the rights or obligations hereunder may be assigned by either the Investor or the Company without (a) the prior written consent of the Company in the case of any assignment by the Investor or (b) the prior written consent of the Investor in the case of an assignment by the Company.

12.9Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.10Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. Counterparts may be signed or delivered by facsimile or electronically scanned signature page.

12.11Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of any party hereto, except that each Affiliate of the Investor is an express third-party beneficiary entitled to enforce this agreement directly against the Company. No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any party hereto.

12.12No Strict Construction. This Agreement has been prepared jointly and will not be construed against either party.

12.13Survival of Warranties. The representations and warranties of the Company and the Investor contained in this Agreement shall survive the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Investor or the Company. The parties hereby acknowledge and agree that the rights of the parties hereunder are special, unique and of extraordinary character, and that if any party refuses or otherwise fails to act, or to cause its Affiliates to act, in accordance with the provisions of this Agreement, such refusal or failure would result in irreparable injury to the Company or the Investor as the case may be, the exact amount of which would be difficult to ascertain or estimate and the remedies at law for which would not be reasonable or adequate compensation. Accordingly, if any party refuses or otherwise fails to act, or to cause its Affiliates to act, in accordance with the provisions of this Agreement, then, in addition to any other remedy which may be available to any damaged party at law or in equity, such damaged party will be entitled to seek specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual or threatened damages, which remedy such damaged party will be entitled to seek in any court of competent jurisdiction.

12.14Remedies. The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or Law. No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.

12.15Expenses. Each party shall pay its own fees and expenses in connection with the preparation, negotiation, execution and delivery of the Transaction Agreements.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

MODERNATX, INC.
By:	/s/ Said Francis
	Name:	Said Francis
	Title:	SVP, Business Development and Corporate Strategy

GENERATION BIO CO.
By:	/s/ Geoff McDonough, M.D.
	Name:	Geoff McDonough, M.D.
	Title:	President and Chief Executive Officer

Signature Page to Share Purchase Agreement

EXHIBIT A

NOTICES

(a)If to the Investor:

ModernaTX, Inc.

200 Technology Square

Cambridge, MA 01239

Attn: [**]

with a copy to:

[**]

(b)If to the Company:

Generation Bio Co.

301 Binney Street

Cambridge, MA 02142

Attention: [**]

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attention: Stuart Falber, Esq.

Molly Fox, Esq.

Email: stuart.falber@wilmerhale.com; molly.fox@wilmerhale.com

A-1